Exhibit 99.1

Jaco Electronics Reports Fiscal 2009 Second Quarter Operating Results

HAUPPAUGE, N.Y.--(BUSINESS WIRE)--February 20, 2009--Jaco Electronics, Inc.:

Conference Call:	February 20, 2009 at 10:00 a.m. ET
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Jaco Electronics, Inc. (Nasdaq: JACO), a global distributor and integrator of customized flat panel display solutions (LCD), today reported results for its fiscal 2009 second quarter ended December 31, 2008.

Summary of Fiscal 2009 Second Quarter Results*
($ in thousands, except per-share data)
	Three Months Ended Dec. 31,
	2008	2007
Net sales	$13,867	$18,756
Gross profit	2,155	3,493
Selling, general and administrative expenses	2,802	2,419
Operating (loss) income	(647)	1,074
Interest expense	376	540
(Loss) income from continuing operations	(1,023)	534
Loss from discontinued operations	(1,403)	(483)
Net (loss) income	(2,436)	39
(Loss) earnings per share from continuing operations	$(0.17)	$0.08
Loss per share from discontinued operations	$(0.22)	$(0.07)
Basic and diluted net (loss) earnings per share	$(0.39)	$0.01

*As a result of the transaction with WPG Americas, Inc., which was announced November 7, 2008 and completed January 7, 2009, and the resulting discontinuation of electronic component sales, the Company is reporting results from both continuing and discontinued operations.

Jaco Chairman and Chief Executive Officer Joel Girsky, stated, “We are pleased to have completed the sale of Jaco’s electronic components distribution business. As with any major transaction, we were affected by some employee and customer uncertainty as well as related distractions prior to the transaction closing in early January.

“With this important divestiture now completed, Jaco is focusing exclusively on our leadership in LCD displays, embedded computing solutions and value-added distribution. Importantly, we have assembled an excellent in-house team of seasoned marketing and engineering professionals that understand how to add value for our industry-leading suppliers, and provide turnkey display solutions for the Company’s loyal distribution and integration customers.

“Our organization has been streamlined and right-sized, with significantly reduced SG&A and debt service costs. As of January 31, 2009, our revolving line of credit balance was reduced to $13.4 million, and we expect this amount to decline further in the near term, significantly reducing our interest expenses. Post-transaction, we have reduced SG&A on an annualized basis in excess of $2.0 million. We have conservatively planned for continued economic softness and uncertainty, but firmly believe that Jaco is uniquely positioned for both near- and long-term growth and success, as we further leverage our display industry experience and expertise,” concluded Mr. Girsky.

About Jaco Electronics

Jaco is a leading distributor and integrator of display (LCD) and embedded computer solutions and related components. The Company operates an in-house display integration center housing its engineering and manufacturing staff and operations. The integration center allows Jaco to provide customers with unique, value-added solutions and a “one-stop” source for their display and integration requirements. For more information, please visit www.jacoelectronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release provides historical information and includes forward-looking statements. Although we believe that the expectations in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while considered reasonable by our management, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond our control, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by us of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. We caution that, among others, the factors below, which are discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, as amended, and in our other filings with the Securities and Exchange Commission, could cause our results to differ materially from those stated in the forward-looking statements. These factors include (i) the highly cyclical nature of our industry and the adverse impact of downturns in our industry; (ii) our dependence on a limited number of suppliers for the products we distribute and most of our distribution agreements are cancelable upon short notice; (iii) the market for our products is very competitive and our industry is subject to rapid technological change; (iv) our dependence on individual purchase orders and absence of long-term supply agreements exposes us to customer cancellations, reductions or delays; (v) our substantial leverage and debt service obligations; (vi) volatility in the pricing of components; (vii) disruptions in transportation of our products by third party carriers; (viii) potential warranty and/or product liability risks inherent in the products we sell; and (ix) our dependence on the continued service of key members of our management and technical personnel.

- tables follow -

JACO ELECTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)
($ in thousands, except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$13,867	$18,756	$36,115	$34,010

Gross profit	2,155	3,493	6,318	6,361

Selling, general & administrative expenses	2,802	2,419	5,530	4,676

Impairment of goodwill and intangible assets	-	-	1,271	-
Operating (loss) income	(647)	1,074	(483)	1,685

Interest expense	376	540	812	1,156
(Loss) income from continuing ops before taxes	(1,023)	534	(1,295)	529

Income tax provision	10	12	19	26

(Loss) income from continuing operations	(1,033)	522	(1,314)	503

Loss from discontinued operations	(1,403)	(483)	(16,233)	(645)

Net (loss) income	$(2,436)	$39	$(17,547)	$(142)

Per share information:
Basic and diluted loss per common share:

(Loss) earnings from continuing ops	$(0.17)	$0.08	$(0.21)	$0.08
Loss from discontinued ops	$(0.22)	$(0.07)	$(2.58)	$(0.10)

Net (loss) earnings	$(0.39)	$0.01	$(2.79)	$(0.02)

Weighted average common shares outstanding

Basic and Diluted	6,294,332	6,294,332	6,294,332	6,294,332

Summary Balance Sheet As of December 31, 2008 (unaudited)		Supplemental Financial Statistics

Accounts Receivable (net)	$22,556,648	Per Share Price (2/19/09)	$0.65
Inventories (net)	$10,206,494	Book Value Per Share	$0.89

Revolving Credit Facility	$23,834,680
Accounts Payable and Accrued Expenses	$13,641,130
Shareholders’ Equity	$5,622,052

CONTACT:
Jaco Electronics, Inc.
Jeffrey D. Gash, 631-273-5500
Chief Financial Officer
jgash@jacoelect.com
or
Jaffoni & Collins Incorporated
Joseph N. Jaffoni, Robert L. Rinderman, 212-835-8500
jaco@jcir.com